Exhibit 8.1

Mayer Brown LLP
1221 Avenue of the Americas
New York, New York 10020-1001

Main Tel +1 212 506 2500
Main Fax +1 212 262 1910
www.mayerbrown.com

June 28, 2019

Royal Bank of Canada
200 Bay Street
Royal Bank Plaza
Toronto, Ontario
Canada M5J 2J5

Re:	Royal Bank of Canada, Medium Term Notes

Ladies and Gentlemen:

We are rendering this opinion as special United States federal income tax counsel to Royal Bank of Canada (the “Company”) in connection with the filing of the pricing supplements set forth in Exhibit A below (the “Pricing Supplements”) with the Securities and Exchange Commission (the “Commission”).

We have reviewed the discussion set forth under the heading “Supplemental Discussion of U.S. Federal Income Tax Consequences” in each Pricing Supplement. Based upon current law, we confirm that the statements of United States federal income tax law set forth under that heading, subject to the limitations and qualifications contained therein, are a fair and accurate summary of the matters stated therein. It is possible that contrary positions may be taken by the Internal Revenue Service and that a court may agree with such contrary positions.

We hereby consent to the use of our name under the heading “Supplemental Discussion of U.S. Federal Income Tax Consequences” in each Pricing Supplement.  We further consent to your filing a copy of this opinion as an exhibit to a Form 6-K.  In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission thereunder. This opinion is expressed as of the date hereof and applies only to the disclosure under the indicated heading of each Pricing Supplement.

Very truly yours,

/s/ Mayer Brown LLP

Mayer Brown LLP

Royal Bank of Canada
June 28, 2019

Exhibit A

1.
Pricing supplement dated June 25, 2019 for $519,000 aggregate principal amount of Rules Based Investment Securities Linked to the RBC Emerging Market Tactical Equity Total Return Index, due June 28, 2024

2.
Pricing supplement dated June 25, 2019 for $4,395,000 aggregate principal amount of Rules Based Investment Securities Linked to the RBC Large Cap US Tactical Equity Total Return Index, due June 28, 2024

3.	Pricing supplement dated June 25, 2019 for $1,204,000 aggregate principal amount of Rules Based Investment Securities Linked to the RBC Global Tactical Equity Total Return Index, due June 28, 2024

A-1